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                     July 27, 2023

       Ban Siong Ang
       Chief Executive Officer
       Heyu Biological Technology Corp
       Room 1901, Baotuo Building, 617 Sishui Street
       Huli District, Xiamen City,
       Fujian Province, China 361009

                                                        Re: Heyu Biological
Technology Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 23,
2023
                                                            File No. 000-26731

       Dear Ban Siong Ang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences